Exhibit 10.62
Agreement

The city of Kiev	November 30, 2006

Broadcasting Company “Studio 1+1”, a legal entity organized and existing under the laws of Ukraine in the form of a limited liability company (hereinafter referred to as “TV Company”), represented by its General Director Yuri Z. Morozov, acting in accordance with the TV Company’s Charter, and “VIDEO INTERNATIONAL-PRIORITET”, a legal entity organized and existing under the laws of Ukraine in the form of a limited liability company (hereinafter referred to as “Customer”), represented by its General Director Vyacheslav Yu. Bulavin, acting in accordance with the Customer’s Charter (each of them a “Party” and together the “Parties”) have entered into this Agreement to the effect as follows:

1. Terms and Definitions

1.1 For the purpose hereof the terms set out below shall have the following meanings:

“TV Channel” - TV Channel “1+1”, broadcasting throughout the territory of Ukraine.

“TV Channel’s Air” - TV Channel’s broadcasting of audio visual information and material (such as programmes, shows, TV features and motion pictures, advertising blocks, etc.) distributed to the public in the territory of Ukraine, using technical broadcasting devices.

“Advertising Agreement” - an agreement between the Customer and the Advertiser. Its subject covers the placement of the Advertiser’s Advertising on the TV Channel’s Air.

“Advertising” - special audio visual information of a person, product or service provided by the TV Company as a commercial to an unrestricted circle of persons by way of TV broadcasting (placement) and intended for shaping or maintaining consumers’ awareness, as well as their interest in such person, product or service. Unless otherwise stipulated herein, the term Advertising used within the framework of this Agreement shall be interpreted to include National Advertising, Regional Advertising and Social Advertising.

“Placement Schedule” - a daily schedule of Advertising placement (Media-plan) that contains Advertisers, commodity and/or financial brands, date and time of the Advertising placement, its duration and the type of Advertising.

“Unauthorized Advertising” - Advertising provided for the placement by third parties and placed by the TV Company on the TV Channel’s Air, except Advertising placed by the TV Company on the TV Channel’s Air at its own discretion within the framework of: (i) the international agreement entered into with “Innova Film GmbH” on 11 December 1996 or its legal successor or within the framework of another similar agreement, which shall be formalized in additional annex to this Agreement; and (ii) agreements on advertising services entered into with Gravis LLC concerning placement of Advertising of TV channels whose broadcasting licenses are owned by Gravis LLC and agreements on advertising internet sites.

“Media Sponsorship” - (i) a placement by the TV Company of any information deemed advertising in nature about certain events in areas such as sports, entertainment, and social relations that are either directly connected with the TV Company’s activities and/or aimed to promote and popularize the TV Channel and/or the TV projects of the TV Company; (ii) a placement of Advertising on the TV Channel’s Air in order to perform the obligations of the TV Company under its agreements where the TV Company receives from Advertisers services for distribution or placement of Advertising or other information related to the TV Company or other services of an amount equal to Advertising services provided to the Advertiser by the TV Company.

“National Advertising” - Advertising aired by the TV Channel throughout the territory of Ukraine (nationwide), i.e. Advertising that cannot be referred to as Regional Advertising.

“Improper Advertising” - unfair, comparative, hidden and other Advertising characterized by breaches of Ukraine’s legislation in respect of content, time, place, method and conditions of distribution.

“Reporting Period” - one calendar month.

“Political Advertising” - direct or indirect propaganda placed on the TV Channel’s Air of subjects relating to elections, such as a political party (bloc), any person involved in political activities, political programs, views and opinions, or any information related to the aforementioned during the election campaign period established by Ukrainian law. Political Advertising comprises the use of symbolism or logos of parties (blocs) or other participants of political activities, as well as information on support provided by any parties (blocs) or any other participants of election activities of shows or any other public events, or drawing attention to participation in such events of parties (blocs) or any other subjects relating to election campaigns.

“Product Placement” - the placement of goods (services) by the TV Company in the TV programmes/telecasts (films included) distributed on the TV Channel’s Air with or without indicating their manufacturers and names thereof.

“Regional Advertising” - Advertising placed on the TV Channel’s Air within a certain part of Ukraine’s territory (not nationwide) in regional advertisement packages approved by the TV Company.

“Advertising Materials” - a tangible medium of the type and format approved by the Parties which contains audio and video recording of Advertising. Unless otherwise additionally agreed by the Parties. audio and video recordings of Advertising shall be presented using the PAL system with completed mix track and time code on video tapes, Betacam SP or Digital Betacam.

“Rates for Advertising Placement” - the average cost of 30 second CPP established monthly by the Customer (VAT and Advertising tax not included) and agreed with the TV Company for the Advertising placement on the TV Channel’s Air and used by the Customer to determine the Cost of Advertising Placement under Advertising Agreements.

“Advertising Services” - services provided by the TV Company to the Customer pursuant to this Agreement and including the services of the Advertising placement in programmes, in between programmes and special advertising blocks of the TV Channel.

“Advertising Schedule” - a document to define the time slots for advertising packages on the TV Channel’s Air in which Advertising may be placed.

“Advertiser” - a legal person which orders the production and/or distribution of Advertising.

“Social Advertising” - information of any kind, focused on the achievement of socially useful objectives and popularization of common human values, distribution of which is not intended for profit making. Social Advertising should not contain references to any specific goods and/or its manufacturer, the Advertiser, or any objects of intellectual property owned by the manufacturer of the product or the Advertiser.

“Sponsorship Advertising ” - Advertising of names, titles and trade marks for goods and services, owned by a person which voluntarily provides support and assistance (monetarily, financially or organizationally) to any activities, including the TV Company’s activity, with the aim to exclusively promote its own name, title and trade mark for goods and services.

“Cost of Placement” - a monetary amount (including VAT and Advertising Tax) which is agreed upon between the Parties on a monthly basis according to the procedure stipulated hereunder and which is deemed the basis for estimating the Cost of Advertising Services on the TV Channel’s Air and represents the total sum of the collection revenues of the Customer per each Reporting Period according to the Advertising Agreements.

“Cost of Advertising Services” - the amount (including VAT and Advertising Tax) payable by the Customer for the Advertising Services provided by the TV Company pursuant to this Agreement.

“Commodity Brand” - an advertising object, which includes goods, services, legal entities, individuals, etc.

“Financial Brand” - a reference designation for one or more commodity brands which may be used by the Parties for accounting purposes (Acts, invoices, etc)

“Log” - a document confirming the Advertising placement on the TV Channel’s Air.

“Broadcast Schedule” - a schedule of the broadcasting of TV programmes on the TV Channel’s Air.

“PR-Services” - services aimed to establish public relations, and in particular communication to the public of certain information available to it of a political or commercial nature by way of TV broadcasting, carried out by the TV Company at the request of a third party on in-house current affairs and/or informative programmes outside advertising packages.

“Special Projects” - information to be used for placement on the TV Channel’s Air characterized by an original format and implemented in various interactive forms (quizzes, competitions, votings, chats, etc.) which allows the audience to take part in the programmes by way of SMS communication.

“Forecast” - an estimate for the Cost of Advertising Services and associated indicators listed in clause 11.3 below for one calendar year as agreed by the Parties.

“Annual Budget” - the agreed Forecast for the Cost of Advertising Services and associated indicators listed in clause 11.3 below for one calendar year as agreed by the Parties.

“Reforecast” - any revision on the agreed outcome of the Cost of Advertising Services and associated indicators listed in clause 11.3 for the remainder of the specified calendar year made at any point during that year. Such a revision may be made in relation to a previous Reforecast or to the Annual Budget.

“Rating point” (“RP index”) - the rating of individual time intervals of Advertising on the TV Channel’s Air, identified on the basis of people-metric study results of the audience. These results to be provided by the company “GfK - Ukraine” or by any other specialized company approved by the Parties.

“GRP” - gross RP index.

“CPP” - cost of RP index (net amount of VAT and Advertising Tax)

“Prime Time” - any time interval within the Broadcast Schedule between 6:00PM through 11:00PM ( Mondays to Fridays) and any time interval between 5:00PM -11:00PM (Saturdays and Sundays and non-working days as determined by the Cabinet of Ministers of Ukraine).

“Off-Prime Time” - any time intervals within the Broadcast Schedules which are not indicated as Prime Time above.

2. SUBJECT OF AGREEMENT

2.1 This Agreement shall regulate the relationship between the Parties in respect of broadcasting (placement) on the TV Channel’s Air of National Advertising, Regional Advertising and Social Advertising.

2.2 Pursuant to this Agreement the TV Company shall undertake to provide the Customer with Advertising Services to place the Advertising of the Customer’s clients (Advertisers) on the TV Channel’s Air for the period commencing on January 1, 2007 until December 31, 2011 (hereinafter “Advertising Period”) and the Customer shall make payments for the services provided by the TV Company in accordance with the scope and conditions defined in this Agreement.

2.3 Should the structure and procedure for the Regional Advertising placement be subject to any changes, the Parties shall additionally agree on the regions and the procedure for rendering services to be provided by the TV Company with the aim to place the largest practical amount of Regional Advertising in any Reporting Period. Both Parties are hereby placed under an obligation to notify each other of any such changes in accordance with the procedures set out in clause 14.10 under which the Parties shall reach a mutual solution within 30 (thirty) days.

2.4 Provisions for the Advertising placement shall be agreed upon on a monthly basis by the Parties in Annexes to this Agreement.

The Annexes shall be signed monthly by the Parties not later than 1 (one) working day prior to the beginning of the next Reporting Period.

Advertising Services shall be provided to the Customer in the volume (quantity) indicated in a relevant Annex and in compliance with the Placement Schedule.

2.5 Unless otherwise expressly agreed by the Parties, this Agreement shall not apply to legal relationships between the Parties in respect of Media Sponsorship, Product Placement, PR-Services, Special Projects, Sponsorship Advertising and Political Advertising.

3. RIGHTS AND OBLIGATIONS OF THE PARTIES

3.1 The TV Company:

3.1.1 shall provide the Customer with Advertising Services for the Advertising placement on the TV Channel’s Air in full compliance with the Placement Schedule. The Placement Schedules are prepared by the Customer and placed in the Automated System of Advertising placement, a computer program (hereinafter “VIMB”). The TV Company shall accept the Placement Schedule at least 2 (two) working days prior to the start date of the Advertising placement on the TV Channel’s Air. Both Parties shall perform their obligations in accordance with the provisions of clause 6 below.

3.1.2 shall provide the Customer with all and any relevant information required to perform this Agreement as well as to timely inform the Customer about the TV Company’s technical requirements in respect of the quality standards of Advertising Materials.

3.1.3 shall not provide Advertising services to third parties similar to Advertising Services under this Agreement, except for Advertising placed by the TV Company on the TV Channel’s Air at its own discretion within the framework of: (i) the international agreement entered into with “Innova Film GmbH” on 11 December 1996 as well as its legal successor or in the framework of another similar agreement whose subject shall not be placement of Advertising of Advertisers - Ukraine residents (TV Company shall promptly inform the Customer about conclusion of such similar agreement and the TV Company’s new counterparty shall be defined in the additional annex to this Agreement); and (ii) agreements on advertising services entered into with Gravis LLC concerning placement of Advertising of TV channels whose broadcasting licenses are owned by Gravis LLC as well as agreements on advertising of internet sites and as otherwise provided in this Agreement.

3.1.4 shall refrain from broadcasting Unauthorized Advertising.

3.1.5 shall upon the execution of this Agreement, provide the Customer with the TV Channel’s prospective Broadcast and Advertising Schedules for the first quarter of 2007 and to further deliver such Schedules to the Customer quarterly at the earliest convenience and not later than 10 (ten) working days before the commencement of the next relevant quarter.

3.1.6 shall inform the Customer about any changes of the Broadcast and Advertising Schedule not later than the 20th (twentieth) day of the current month. The TV Company shall immediately (within 2 (two) days) inform the Customer of any changes in the Broadcast and Advertising Schedule for the next month in case the said changes are to be introduced by the TV Company later than the 20th (twentieth) day of the current month. The terms for a relevant advance notice may not be complied with by the TV Company if changes are to be introduced for reasons indicated in clause 3.1.7 below.

3.1.7 shall have the right to introduce the changes into the Broadcast Schedule for the next month after the 20th (twentieth) day of the current month only if such changes have been formerly agreed with the Customer in writing, except for the situations where the changes are to be introduced urgently due to events of state importance and/or force majeure situations or in connection with annulment or change of time of sports events which were supposed to be broadcasted live, etc, (i.e. when the written agreement between the Parties in advance would be impossible to reach due to reasons outside the TV Company’s control).

3.1.8 shall be entitled to refrain from accepting Advertising Materials for broadcasting if their technical specifications do no meet the TV Channel’s requirements for similar video products, the Advertising’s content does not meet the TV Channel’s ethical, political or editorial principles and the Advertising does not comply with Ukraine’s legal provisions in respect of its form and content.

3.1.9 shall immediately notify the Customer of its refusal to place the Advertising due to the reasons indicated in clause 3.1.8 in accordance with the procedures established in clause 14.10 below and shall suggest that it is either replaced or varied to comply with the TV Channel’s requirements and/or Ukraine’s legislation.

3.1.10 shall inform the Customer in writing of all changes in the Placement Schedule and other provisions agreed by the Parties which may arise in the course of the Advertising placement. The relevant notice shall be delivered to the Customer at least 48 (forty-eight) hours prior to the date of the changes to be introduced except for the cases otherwise stipulated by legislation of Ukraine and this Agreement.

3.1.11 shall inform the Customer in writing of all failures in respect of the Advertising placement. A relevant notice shall be delivered to the Customer no later than 24 (twenty-four) hours after the time at which the relevant Advertising should have been aired according to the Placement Schedule.

3.1.12 shall edit the Advertising in order to compile it into advertising packages and shall provide services on placement of the Advertising according to the provisions and rules hereof for providing such services as agreed by the Parties.

3.1.13 shall provide the Customer with a requested Log not later than 10 (ten) working days after the receipt of a relevant request.

3.1.14 shall review and respond to any of the Customer’s written requests regarding a possibility to broadcast any Advertising within 3 (three) working days of receipt of the written request, in accordance with the procedure set out in clause 14.10 below. Should no answer be provided during this time, the Customer shall regard this as an affirmative answer.

3.1.15 shall in the event of the its refusal to provide Advertising Services for the Advertising placement in respect of any particular Advertiser and/or particular Advertising which is otherwise in compliance with its technical requirements and ethical and editorial policies of the TV Company, duly inform the Customer in writing and provide the reasons for its refusal.

3.2. The Customer:

3.2.1 shall deliver to the TV Company all information and/or documentation required to provide services for the Advertising placement within the term of delivery that shall be sufficient to perform the obligations assumed by the TV Company, including:

(i) shall provide the TV Company with Advertising Material and its necessary licenses (or their duly certified copies) if the activity, goods and/or services to be advertised are subject to licenses and/or certificates or duly notarized copies thereof.

(ii) shall provide the TV Company as soon as demanded with the appropriate documentation to duly prove that any object of industrial property used in Advertising such as trade marks for goods and/or services, etc., have been legally and lawfully used in the Advertising;

(iii) shall provide the TV Company as soon as demanded with documents duly providing an individual’s consent for the usage of his/her image and/or name, if such individual’s image and/or name has been used in the Advertising;

(iv) shall provide the TV Company as soon as demanded with documents duly confirming compliance with the rights attached to copyright works and/or related rights, when creating and distributing such Advertising, as well as with information on Ukranian and foreign authors of the works used in the Advertising , according to the form requested by the TV Company, if the TV Company views the Advertising as a likely breach of copyright and/or related rights of third parties.

3.2.2 shall provide the TV Company as soon as demanded with Advertising Materials which comply with the Ukrainian legislation and the TV Company’s technical requirements including legislation on advertising, unfair competition, protection of consumers’ rights and intellectual property rights. Advertising Materials are to be provided at least 2 (two) working days prior to the first day of the relevant Advertising placement. Should the relevant Advertising Materials be delivered later, then the TV Company shall not be held responsible for a breach of the Placement Schedule in respect of compliance with the terms of such Advertising placement.

3.2.3 shall set out and agree with the Company on a monthly basis the Cost of the Advertising Placement based on the Rates for Advertising Placement, taking into account the TV Company’s current programming policy, the audience, the TV Channel’s technical capabilities, the Advertising positioning in the advertising package, its seasonality and competitiveness.

Considering the above, the Customer has the right to use a lower amount than the agreed Rates for the Advertising placement only in cases when it was not possible to agree the Cost of the Advertising Placement on the basis of the Rates of Advertising Placement higher than the agreed amount by the TV Company or in full compliance with them. Should the applied Rates for the Advertising Placement be lower than ([***) of those agreed by the Parties or (***) more, the Customer shall provide the TV Company with a detailed explanation on a case by case basis within ten (10) days of using such lower Rates for the Advertising Placement, without the need of prior request by the TV Company.

3.2.4 When forming the Cost for Advertising Placement for each subsequent year within this Agreement’s Effective Period, the Customer shall apply the Rates for Advertising Placement which shall not be lower than those which were valid in the previous year.

3.2.5 shall provide the TV Company’s certain employees and/or professional advisors as agreed by the Parties with access to the Customer’s documents connected with the performance hereof, including the VIMB data which allows the TV Company to daily monitor and retrieve data on the Customer’s clients (Advertisers), terms, prices and other provisions of the Advertising Agreements. The access shall be provided to the TV Company’s employees and/or professional advisors during working hours subject to a notice in advance.

3.2.6 shall be entitled to send a request in writing to the TV Company concerning a possibility to broadcast other Advertising which has not been stipulated and/or regulated in this Agreement.

3.3 The Parties shall execute monthly bilateral deeds on providing services and settlements of accounts pursuant to the terms and conditions stipulated hereunder.

3.4 The Parties shall agree the Rates for Advertising Placement for each subsequent year based on the TV Channel’s ratings, seasonal market fluctuations in Ukraine and other factors deemed by the Parties as objective.

3.5 In the event of the Customer entering into similar agreements as this Agreement with broadcasting companies and/or with its representatives whose audience shares are similar to the TV Company’s audience shares (hereinafter “Agreements with Broadcasters”), the Customer shall notify the TV Company about plans to enter into such Agreements with Broadcasters at least 30 (thirty) days prior to the expected date of its conclusion.

3.6 (***)

4. COST OF SERVICES FOR ADVERTISING PLACEMENT AND MUTUAL SETTLEMENT OF ACCOUNTS

4.1 Monthly Cost of Placement shall be agreed by the Parties in Annexes hereto.

The monthly Cost of the TV Company’s Advertising Services provided hereunder shall be estimated in Ukraine’s local currency and shall constitute (***) of the relevant Cost of Placement.

4.2 The Cost of the TV Company’s Advertising Services and procedure for the payment thereof shall be agreed in relevant Annexes for the respective Reporting Period. Should the Parties not agree otherwise in Annexes, the Customer shall pay the TV Company the Cost of Advertising Services by transferring the money to the TV Company’s bank account of the within 3 (three) banking days from the receipt of the Cost of Placement to its bank account in accordance with the Advertising Agreements.

4.3 The Customer’s obligations in respect of payments for the TV Company’s Advertising Services shall be deemed performed the moment the relevant funds have been written off the Customer’s account, provided that necessary bank transfer requests confirming that such funds were properly addressed to the TV Company’s bank account can be provided by the Customer on written request by the TV Company.

4.4 The Customer is obliged to provide copies on a weekly basis of relevant payment documents for the previous week to the TV Company as proof of the payments for Advertising Services hereunder.

4.5 All payments between the Parties shall be made inclusive of VAT and other taxes as well as other duties and mandatory payments to the budget which may be required in connection with such payment settlements.

4.6 Beginning from July 1, 2007 and each quarter thereafter, the TV Company shall review the Cost of Advertising Services received by the TV Company during the preceding quarter and the first month of the quarter just closed. Should the Cost of Advertising Services received by the TV Company on the date of review fall below (***) of the Cost of Advertising Services for those 4 (four) months, the Customer shall within 7 (seven) days from the date of review but not earlier than the end of the second quarter pay the accrued current difference between (***) of the Cost of Advertising Services and the actually paid Cost of Advertising Services.

4.7 The Parties hereto shall be deemed corporate profit tax payers as generally provided for by the laws of Ukraine “On Corporate Profit Tax”.

5. PROCEDURE FOR PROVIDING REPORTS

5.1 Within 12 (twelve) days of the month following the Reporting Period the Parties shall prepare a draft service provision and a payment settlement deed that contains and approves the actual amount of the Advertising Services (the number estimated in minutes), the actual Cost of the Advertising Services rendered and the amount of the Customer’s debt for the Advertising Services for the previous Reporting Period. The Customer and TV Company hereby confirm that they shall take all reasonable measures to prepare the documents indicated in clauses 5.1 and 5.2 of this Agreement by the 10th (tenth) day of the month following the Reporting Period.

5.2 Along with the deed as per clause 5.1 above the Parties agree to break down the deed’s content in the form agreed by the Parties which contains the following:

1) Customer’s clients (Advertisers);

2) Names of Commodity Brands/Financial Brands;

3) Advertising placement period (Reporting Period);

4) The total Cost of Placement within the Reporting Period (including VAT and Advertising Tax), accompanied by a list of the 20 major Advertisers /Customer’s clients and the copies of invoices issued by the Customer to the Advertisers in compliance with the TV Company’s request;

5) The cost of Advertising Services for Advertising placement within the Reporting Period in respect of the agreed audience;

6) The amount of the Customer’s debt for the Advertising Services for the previous Reporting Period;

7) The amount of the Customer’s debt for payment of the Cost of Advertising Services from the commencement date of the Placement Period up to the end of the Reporting Period.

The deed may also contain other information as the Parties deem appropriate.

5.3 The deed as per clause 5.1 above, shall be signed by both Parties within 3 (three) days upon its completion or the Parties shall present the reasoned objections to the deed in writing.

5.4 As to the accounting documentation that has not been stipulated here, both Parties shall sign a separate Annex hereto which shall determine the content and procedure of submission of the accounting documentation. Such Annex to be signed at the same time as this Agreement.

6. TECHNICAL SUPPORT

6.1 The exchange of information which is necessary for proper performance of either Party’s respective obligations hereunder (including preparation and approval of the Placement Schedule and preparation and approval of full and accurate information regarding the budget of clients for the current and subsequent years, if available) shall be implemented through the use of VIMB by the Customer and containing all necessary information used to sort orders for Advertising placements on the TV Channel’s Air. Procedures and conditions of the use of VIMB shall be regulated by a separate license agreement (including agreed responsibility for technical matters of programme management).

6.2 The Customer shall copy all Placement Schedule data and financial information in connection with projecting the Cost of Placement daily. The Customer shall warrant and represent that in case of a technical failure, natural disaster or breakdown it is able to restore (renew) the agreed information and functionality within 24 (twenty-four) hours or as soon as may be practicable upon the expiry of the 24 (twenty-four) hours. Inability to provide the information or functionality within the period exceeding 1 (one) week shall be deemed as a failure to perform this Agreement.

6.3 Should any discrepancy be discovered between the invoices issued to the Customer’s clients (Advertisers) and the data contained in the Customer’s monthly reports on the Advertising placement composed on the basis of the VIMB data and properly containing all the required adjustments pursuant to the latest data provided by GfK-Ukraine (or any other specialized company as agreed by the Parties), the Customer shall provide an appropriate explanation in writing in respect of each such discrepancy within 3 (three) working days upon receipt of the TV Company’s respective request (the TV Company shall provide the Customer with a list of persons authorized to deal with such request). The requests of this kind shall be sent by the TV Company in accordance with the provisions of clause 14.10 below.

6.4 Should any Advertiser’s campaign be over before the Reporting Period expires the Customer shall provide the TV Company with the information containing the volume of ratings of such campaign based on the data provided by GfK-Ukraine (or any other specialized company as agreed by the Parties) on the date of submission of such information, as well as the campaign’s period, audience, brand and the type of Advertising. The information of this kind shall be provided to the TV Company in writing in accordance with the provisions of clause 14.10 below. The TV Company shall either approve the information received or submit reasoned objections to approval by 12:00AM of the day following the day when it was provided by the Customer. The TV Company’s response shall be signed by the TV Company’s Marketing Director (and/or any other duly authorized employee of the TV Company).

7. LIABILITY OF THE PARTIES

7.1 Should either Party fail to perform (or to improperly perform) its obligations hereunder, the Party at fault shall reimburse the other Party for all reasonable losses incurred as a direct result of such failure to perform (or improper performance) pursuant to Ukrainian legislation.

7.2 In case of any delayed payment hereunder, the Party at fault shall pay a penalty for each delayed day to the other Party in the amount of the National Bank of Ukraine’s (***) effective during the delay period, subject to the receiving Party sending a relevant claim in writing to the debtor. Should the receiving Party send no claim of this kind in writing, the penalty shall neither be charged nor paid.

7.3 Should the TV Company be in breach of its obligations in respect of providing Advertising Services (i.e. the Advertising has not been placed, the time or sequence of the Advertising placement has been changed, the quality and technical parameters have not been complied with, i.e. lack of sound, disturbances, breaches regarding duration, contents or versions of the Agreement, etc.), the TV Company shall place the non-placed or unduly placed Advertising increasing the time assigned by 1.5 within the slots agreed with the Customer, or return if so requested by the Customer, the funds that have been paid by the Customer for the Advertising placement and reimburse the Customer in full for all accrued expenses.

7.4 The TV Company shall not be responsible for the breaches as per clause 7.3 above if the breaches occurred due to the Customer’s fault.

7.5 Should Unauthorized Advertising be placed on the TV Channel’s Air, the TV Company shall pay a fine to the Customer at the rate of double the cost of placement of such Unauthorized Advertising using the Rates of the Advertising placement for each airing of the Unauthorized Advertising provided that the Customer sends the TV Company a relevant complaint in the form of a registered letter. Should the Customer not demand in writing that the fine be paid, the fine will neither be charged nor paid.

7.6 In case of an unreasonable refusal to place the Advertising (clause 3.1.15), the TV Company shall be subject to a fine payable to the Customer at the rate of (***) of the Cost of the Advertising Placement based on the Rates for the Advertising Placement that the TV Company refused to place.

To support compliance with the criteria of acceptable Advertising, the TV Company shall provide the Customer with a copy of its Ethics Policy and any regulations of the TV Company’s Editorial Committee and the Customer hereby agrees to comply with all conditions applicable under this Agreement.

7.7 The Customer shall be liable for the Advertising Materials’ compliance with the TV Company’s technical standards and shall ensure the compliance with the applicable copyrights of the Advertising (including those arising when the Advertising is produced), rights and lawful interests of third parties (including those provided for under the laws of Ukraine “On Copyrights and Related Rights”) for which the Customer shall obtain similar guarantees from its clients/Advertisers. The Customer shall not order the Advertising to be placed on the TV Channel’s Air in respect of which it has not obtained a written guarantee from its Client/Advertiser that production and distribution of the Advertising in question is not in breach of rights and interests of third parties when copyright works are used.

All and any property claims of third parties including those submitted to the TV Company in connection with violations of their rights and interests in the course of the Advertising production and/or distribution shall be readdressed to the Customer with a copy being sent to third parties in question for settlement by the Customer and/or Advertisers at their own expense. With this condition in view the Customer shall undertake to actively participate in settling such claims.

Should the TV Company incur any losses due to the settlement of such claims, the Customer shall undertake to arrange that the losses shall be reimbursed in full by the actual infringer of the third party rights and should that be impossible, the Customer shall pay to the TV Company a fine of an amount equal to the losses duly documented by the TV Company.

7.8 Should the Customer be in breach of clause 6.3 hereof (in case of not providing explanations stipulated by such clause) and three times not provide explanations, the Customer shall pay a fine to the TV Company at the rate of (***) of the amount equal to the negative difference between the invoices issued and the information contained in the Customer’s monthly accounting reports composed on the basis of the VIMB data and containing all necessary adjustments pursuant to the final data provided by GfK-Ukraine (or another specialized company as agreed by the Parties). Unless the TV Company demands in writing that the fine should be paid, the fine will neither be charged nor paid.

7.9 Should the Customer be in breach of clause 3.2.3 hereof (in case of not providing explanations stipulated by such clause) the Customer shall pay a fine to the TV Company at the rate of (***) of the amount equal to the negative difference between the actual Cost of Placement and Cost of Placement calculated with the use of the Rates for Advertising Placement. Unless the TV Company demands in writing that the fine should be paid, the fine will neither be charged nor paid.

7.10 All forfeits (penalties and fines) indicated herein shall be subject to payment by the Party at fault within 5 (five) business days upon the date of receipt of the request in writing sent by the other Party. Payment of penalties or fines shall not release the Parties from performance of their obligations hereunder.

8. FORCE MAJEURE

8.1 Either Party shall be released of its responsibility for a full or partial failure to perform its respective obligations hereunder if such failure to perform results from force majeure that occurs and prevails after the execution of this Agreement, which the said Party could neither foresee nor prevent using reasonable measures.

For the purpose hereof, force majeure circumstances include the following: natural disasters, wars or military operations, strikes in the industry or in a relevant region, laws adopted by the President of Ukraine or state authorities leading to impossibility to perform this Agreement as well as urgent and prompt provision of the airtime to Ukraine’s officials, coverage of official visits of the state’s leaders, violation/failure to provide services of transmitting signals by Concern RRT and other circumstances beyond the Parties’ reasonable control.

8.2 The Party which is not able to perform its obligations hereunder shall immediately (no later than 5 (five) working days) notify the other Party about the occurrence and termination of the force majeure circumstances. The representatives of the Parties are to hold consultations as soon as possible to agree on the steps to be taken by the Parties.

The fact of such circumstances occurring and its duration shall be confirmed by a special document to be issued by competent authorities or organizations, including Ukraine’s Chamber of Trade and Industry.

8.3 A failure to notify or a delayed notification in respect of the force majeure circumstances shall deprive the relevant Party of the right to refer to any of the above mentioned circumstances as grounds for release of its liability for the delay in performing its obligations.

8.4 Should the Advertising not be aired by the TV Channel as a result of force majeure, the TV Company, at the Customer’s sole discretion, shall either place such Advertising within similar time slots and similar programmes or return to the Customer the advance payments for the Advertising placement that has not been aired.

9. SPECIAL PROVISIONS

9.1 Both Parties agreed to enter into a separate agreement by December 31, 2006 at the latest to implement the agreements on placing Political and Sponsorship Advertising entered into by the TV Company independently.

9.2 Pursuant to the Agreement as per clause 9.1 above the Customer, as commissioned by the TV Company, shall provide the following services in exchange for a remuneration fee: to research potential Advertisers to place Political and Sponsorship Advertising on the TV Channel’s Air, to prepare and send commercial offers to third parties to enter into agreements on the Political and Sponsorship Advertising placement on the TV Channel’s Air, to hold pre-contractual negotiations with third parties concerning entering into agreements on the Political and Sponsorship Advertising placement, to prepare rates for the Political and Sponsorship Advertising placement and to compile Placement Schedules in accordance with projected Broadcast and Advertising Schedules.

9.3 The cost of services to be provided by the Customer as per clause 9.2 above shall be:

9.3.1 (***) of the TV Company’s actual gross revenue which consists of (i) revenues collected from sales under agreements on the Political and Sponsorship Advertising placement; (ii) forfeits (penalties, fines) to be payable to the TV Company and other revenues outside sales revenues actually received by the TV Company under the agreements for the Political and Sponsorship Advertising placement; and (iii) compensation received by the TV Company in the Reporting Period under the agreements for the Political and Sponsorship Advertising placement entered into by the TV Company with Advertisers.

10. SETTLEMENT OF DISPUTES

10.1 All and any disputes/differences arising out of this Agreement or in connection herewith shall be settled by way of negotiations between the Parties.

10.2 Should the Parties be unable to settle the dispute amicably, it shall be subject to settlement at the Kiev City Economic Court pursuant to the procedure envisaged by Ukrainian legislation.

11. OTHER PROVISIONS

11.1 Based on the monthly GRP Forecast for the TV Company’s advertising packages (expressed in 30 second GRPs per audience as agreed by the Parties) signed by the General Director of the TV Company and presented by the TV Company for the following year, the Parties shall agree and approve a Forecast for the Cost of Advertising Services, its expected power ratio for the TV Channel, the sold and average CPP and a list of risks and key forces on the TV advertising market for the following year, not later than 10 (ten) working days from the presentation of the GRP Forecast (expressed in 30 second GRPs per audience as agreed by the Parties) by the TV Company.

The Parties shall agree to enter into a discussion about monthly GRP Forecasts for the TV Company’s advertising packages (expressed in 30 second GRPs per audience as agreed by the Parties) and Cost of Advertising Services Forecasts, the expected power ratio of the TV Channel, the sold and average CPP from the Customer and to carry out necessary work jointly to agree a position to determine the Annual Budget for the following year. This process shall not be undertaken more frequently than once a year according to the following procedure:

11.1.1 The Forecast for each calendar year within the Effective Period shall be agreed and approved by the Parties by September 30 of the year preceding the forecasted year. However, the Forecast for 2007 shall be agreed by the Parties within 10 (ten) days from the day the TV Company provides the monthly GRPs for the TV Company’s advertising packages (expressed in 30 second GRPs per audience as agreed by the Parties). Such preliminary Forecast shall contain projected numbers for the TV Company’s monthly GRPs (expressed in 30 second GRPs per audience as agreed by the Parties), the TV Company’s monthly revenues, its planned monthly audience shares and basic characteristics of the TV Company’s audience.

11.1.2 The revised Forecast for each calendar year within the Effective Period shall be agreed and approved by the Parties by November 1 of the year preceding the forecasted year. However, the Forecast for 2007 shall be agreed by the Parties within 10 (ten) days from the day the TV Company provides the monthly GRPs for the TV Company’s advertising packages (expressed in 30 second GRPs per audience as agreed by the Parties). Such revised Forecast shall contain projected numbers for the TV Company’s monthly GRPs (expressed in 30 second GRPs per audience as agreed by the Parties), the TV Company’s monthly revenues and planned monthly audience shares, basic characteristics of the TV Company’s audience and the percentage of inaccuracy arising when calculating the indicators of the TV Company’s monthly revenues.

11.1.3 The Annual Budget for each calendar year within the Effective Period shall be agreed, approved and signed off by both Parties by November 15 of the year preceding the forecasted year. However, the Forecast for 2007 shall be agreed by the Parties within 10 (ten) days from the day the TV Company provides the monthly GRPs for the TV Company’s advertising packages (expressed in 30 second GRPs per audience as agreed by the Parties). The TV Company shall not be entitled to withdraw its approval of the Annual Budget without providing the Customer with essential social and economic reasons of such withdrawal. Any such reasons for withdrawal shall be presented by the TV Company within 1 (one) month from approval of the revised Budget. Should the Customer not be provided with the reasons for withdrawal, the provisions of clause 12.4.3 (ii) shall not apply. The Annual Budget shall be in the form stipulated in the Annex.

11.2 Based on the forecasted indicators for the GRPs of the TV Company’s advertising packages (expressed in 30 second GRPs per audience as agreed by the Parties) presented by the TV Company for a period of 5 (five) years (2007 - 2011 inclusive) and signed by the General Director of the TV Company, the Customer shall prepare and submit to the TV Company within 3 (three) weeks from such presentation by the TV Company a 5 (five) year Forecast indicating an annual estimated target for the Cost of Placement, the expected power ratio for the TV Company, the sold and average CPP and a list of risks and key forces on the market for the projected period.

Both Parties shall agree to enter into a discussion about the 5 (five) year Forecast for GRPs of the TV Company’s advertising packages (expressed in 30 second GRPs per audience as agreed by the Parties) presented by the TV Company and for the Cost of Advertising Services, the expected power ratio, the sold and average CPP presented by the Customer and carry out any necessary work jointly to agree a position in relation to the Forecast for 5 (five) years. This process shall not be undertaken more frequently than 3 (three) times per year.

11.3 The Customer shall deliver the following analytical data to the TV Company in order to provide reasonable grounds for the Cost of Placement included into the Annual Budget, the 5 (five) year Forecast and quarterly Reforecast, as well as the Cost of Placement in the Reporting Period:

- the GRP sold monthly within Prime Time slots and the total for the appropriate period;

- the GRP sold monthly within Off-Prime Time slots and the total for the appropriate period;

- the monthly average CPP within Prime Time Slots and the total for the appropriate period;

- the monthly average CPP within Off-Prime Time slots and the total for the appropriate period;

- the GRP within Prime Time and Off-Prime Time;

-the average CPP within Prime Time and Off-Prime Time.

Such data shall be provided as part of each Annual Budget and Reforecast on the dates as set out in clauses 11.1 above and 11.6 below.

11.4 By November 15 of the year preceding the projected year, the Customer shall provide the TV Company with the annual Forecast on the TV Channel in respect of the 20 (twenty) largest Advertisers and industry categories as defined by the TV Company in the relevant request provided to the Customer, at least 10 (ten) working days before such provision by the Customer, with an indication of monthly forecasted receipts and volumes in such year.

11.5 The TV Company shall provide the Customer with the specified Forecasts for GRPs of the TV Company’s advertising packages (expressed in 30 second GRP per audience as agreed by the Parties) for each subsequent calendar month within the Effective Period by the 20th (twentieth) day of the month preceding the projected month and signed by the TV Company’s authorized representative.

The projected amounts of the TV Company’s Cost of Advertising Services and GRPs for the TV Company’s advertising packages (expressed in 30 second GRPs) as well as the volume of Advertising Services in minutes, shall be agreed on a monthly basis between the Parties in Annexes to this Agreement.

11.6 Reforecast. In order to support the Parties to achieve the budget indicators for the year, the Parties shall review their budgets together for the remainder of the year bearing in mind the indicators for the preceding period of the year. The result of this process is an agreed Reforecast which will show the actually achieved results and/or identify and agree the actions to be taken by both Parties to ensure that the Annual Budget is met. The Reforecast is to be documented in a letter signed and agreed by the Parties no later than the 15th (fifteenth) day following the end of the preceding quarter.

A Reforecast of the Annual Budget does not eliminate the responsibilities of either Party under the Annual Budget, but simply provides an updated opinion on the likely results for the year to better enable both Parties to fulfil their obligations under this Agreement.

11.7 Both Parties shall meet quarterly with the aim to discuss the situation of Ukraine’s advertising market, possible adjustments to annual volume of GRP for the TV Company’s advertising packages (expressed in 30 second GRPs) and projected figures for the Cost of Placement. As part of this meeting the Customer shall provide the TV Company on a quarterly basis with a quantified analysis of Ukraine’s TV Advertising market. As requested by the TV Company, the Customer shall provide an expert opinion on the development of the advertising market within 2 (two) weeks upon the receipt of such a request, to confirm the projected Cost of Advertising Services.

12. EFFECTIVE PERIOD AND EARLY TERMINATION OF AGREEMENT

12.1 This Agreement shall come into force upon its execution and in respect of its clauses regarding the provision of Advertising Services from 00:00:01 of January 1, 2007 until 23:59:59 of December 31, 2011 (“Placement Period”). However, upon expiration of the Placement Period the Agreement shall not expire until both Parties have fully performed their respective obligations assumed hereunder(“Effective Period”).

12.2 Should any of the TV Company’s broadcasting licences become inoperative (due to expiry of their validity periods or as ruled by a court, or for any other reason) during the Effective Period, the provisions hereof shall remain in force for the broadcasting time slots stipulated by any other license held by the TV Company which is still effective.

12.3 The Parties shall start negotiations concerning the possibility, terms and provisions of the extension of the Effective Period 6 (six) months prior to the expiry of the Placement Period.

12.4 This Agreement may be terminated early as set forth below:

12.4.1 at any time as agreed between the Parties;

12.4.2 as initiated by either Party. Should that be the case, the Party initiating the early termination shall send a relevant notice in writing to the other Party at least 90 (ninety) days prior to the proposed termination date. The notice should be sent in accordance with the provisions set out in clause 14.10 below. The Party initiating the termination shall be obliged to pay within 7 (seven) banking days of the termination date an indemnity to the other Party of an amount equal to (***) of the average monthly amount of the Cost of Placement calculated for the last (***) months and multiplied by (***). The indemnity shall be calculated in Ukraine’s local currency;

12.4.3 as initiated by the TV Company without any indemnity payment in the event that:

(i) the Customer’s order of the TV Company’s Advertising Services account for less than (***) as compared to the volume of sales indicated in the Annual Budget for the current year, provided that the TV Company has performed its obligations in respect of GRPs for the TV Company’s advertising packages in respect of the agreed audience (this provision shall apply cumulatively for 6 (six) calendar months and/or for the entire year);

(ii) the Parties fail to approve the Annual Budget for the next calendar year by November 30 of the current year, provided the Parties comply with the provisions of clause 11 of this Agreement;

(iii) the Customer is in breach of clause 3.2.4 hereof;

(iv) the Customer is in breach of its obligation if he cannot comply with the provision under clause 6.2 for a period exceeding 2 (two) weeks.

Should that be the case, the TV Company shall be obliged to send a relevant notice in writing to the Customer not later than 90 (ninety) days prior to the proposed termination date. The notice should be sent in accordance with the provisions set out in clause 14.10 below.

12.4.4  as initiated by the Customer without an indemnity payment, in the event of the TV Channel’s audience share accounting for (***) or less in the course of (***) consecutive months according to the data provided by GfK-Ukraine or any other specialized company as agreed by the Parties. In this regard the Customer shall send to the TV Company a termination notice at least 6 (six) months prior to December 31 of any year within the Effective Period. The notice should be sent in accordance with the provisions set out in clause 14.10 below;

12.4.5 as initiated by the TV Company without any indemnity payment, in the event of a substantial change of ownership control of the Customer or if any TV station or a direct or indirect shareholder of the TV station becomes directly or indirectly a shareholder in the Customer.

12.4.6 as initiated by the Customer without an indemnity payment, in the event that CME (Central European Media Enterprises Ltd) does no longer, directly or indirectly, control the TV Company.

12.4.7 in respect of clauses 12.4.5 and 12.4.6, the Parties agree:

- on the date of execution of this Agreement to provide each other with complete and accurate information about the shareholders (including individuals who are ultimate owners) and further to inform each other about any changes of shareholders;

- that the initiating Party shall send the relevant notice in writing not later than 120 (one hundred and twenty) days prior to the proposed termination date. The notice should be sent in accordance with the provisions set out in clause 14.10 below.

12.5 A drastic change in macroeconomic indices shall not be deemed as grounds for early termination of this Agreement by the Parties. Should that be the case, the Parties shall first try to actively reconsider the provisions hereof and introduce relevant changes.

12.6 In the event that the rendering of Advertising Services in connection with the Advertising placement to the Customer’s client/Advertiser is not completed as of this Agreement’s early termination date under clause 12.4. above, the Parties’ obligations shall terminate from the date of completion of the Advertising Services as well as upon full and complete payment settlement between the Parties in connection with the payment for the TV Company’s Advertising Services as provided in this Agreement.

13. CONFIDENTIALITY

13.1 The content of this Agreement and any other documents related and/or provided under this Agreement (hereinafter “Confidential Information”) can be disclosed by a Party only with prior consent in writing from the other Party.

13.2 Notwithstanding the provision of clause 13.1 each Party shall have the right to disclose Confidential Information without prior consent of the other Party, however, with mandatory prompt notification of the other Party of such disclosure in the following circumstances:

13.2.3 if disclosure of Confidential Information occurs in connection with requirements of applicable legislation or requirements of legislative, executive or judicial bodies;

13.2.4 if such information is disclosed to consultants or attorneys of the Party, financial and auditing companies, partners and counterparties or insurance agents to perform their obligations under this Agreement and provided that they shall keep information received confidential. For the purposes of the confidentiality clause any experts and companies invited by either Party shall be deemed its employees and the Party in question shall assume responsibility for them in the same way as for its own employees.

13.3 Upon this Agreement’s termination for any reason, including expiry of its Effective Period, either Party hereby agrees to refrain from further use and return to the other Party all and any originals (whether complete or in parts) or copies of the Confidential Information which have been received from such Party.

13.4 This confidentiality clause shall be valid for 12 (twelve) months upon this Agreement’s termination for any reason.

14. FINAL PROVISIONS

14.1 This Agreement is made in 2 (two) copies in both English and Russian, one for each Party, with the same legal effect. In the event of any difference between the English and the Russian texts of this Agreement, the Russian text of this Agreement shall always prevail.

14.2 Upon this Agreement’s effective date all previous negotiations and correspondence of the Parties on the issues regulated herein shall become null and void.

14.3 Amendments as well as Annexes hereto shall be legally valid and deemed an inseparable part hereof if they are put in writing and signed by duly authorized representatives of the Parties.

14.4 Neither Party shall be entitled to assign its respective rights and obligations hereunder to any third party without the consent in writing from the other Party unless otherwise expressly provided for herein. Such consent shall not be unreasonably withheld.

14.5 Unilateral refusal to perform its respective obligations as well as unilateral amendments to the provisions hereof shall not be allowed unless otherwise expressly provided for herein.

14.6. In the event of any differences arising between the numbers designated in figures and the numbers spelled in letters, preference shall be given to those spelled.

14.7 Situations that are not stipulated herein shall be regulated by Ukrainian legislation.

14.8 The headings of this Agreement are for convenience only and shall not affect the Agreement’s interpretation.

14.9 The Parties are obliged to fully and immediately inform each other of any changes in their respective legal structure, addresses, bank details, etc..

14.10 The Parties shall send notices and requests to each other concerning the provisions hereof and performance thereof to the agreed addresses, fax and phone numbers, by courier mail while duplicating it by fax. Notices/ requests shall be deemed delivered:

- on the delivery day - if delivered by courier with appropriate receipt;
- on the day of dispatch - if sent by fax during regular working hours with appropriate confirmation of successful transmission to a fax number previously agreed between the Parties.

14. ADDRESSES AND BANK DETAILS

TV Company	Customer
Limited Liability Company “Broadcasting Company “Studio 1+1” 01001, Kyiv, Kreschatik, 7/11	Limited Liability Company “VIDEO INTERNATIONAL-PRIORITET” 01015, Kyiv, Leyptsigskaya St, 15

Yu. Z. Morozov	V. Yu. Bulavin